Exhibit 99.1

ANDREA L. WONG JOINS LIBERTY MEDIA’S BOARD OF DIRECTORS

Englewood, Colo, April 29 - Liberty Media Corporation (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) announced today that Andrea L. Wong, former President and Chief Executive Officer of Lifetime Entertainment Services, was elected to Liberty Media’s board of directors.  Ms. Wong also serves on the advisory boards of several media and entertainment societies and organizations.

“Andrea’s extensive experience in media and expertise in programming will be valuable in helping guide Liberty,” said Greg Maffei, President and CEO of Liberty Media.  “We look forward to her contributions as our newest board member.”

Ms. Wong joined Lifetime from ABC, Inc., a subsidiary of The Walt Disney Company.  In her 14-year tenure at ABC, she served in a variety of roles, most notably as an Executive Vice President where her responsibilities included reality programming.  Previously, she worked in the areas of corporate planning and high-yield finance.  Ms. Wong obtained her bachelor’s degree in electrical engineering from the Massachusetts Institute of Technology and an M.B.A. from the Stanford University Graduate School of Business.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (NASDAQ:  LINTA, LINTB), which includes Liberty Media’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Starz group (NASDAQ:  LSTZA, LSTZB), which includes Liberty Media’s interest in Starz Entertainment, and (3) the Liberty Capital group (NASDAQ:  LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Starz group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty Media’s interest in SIRIUS XM Radio, Inc., and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation.

Contact:	Courtnee Ulrich

(720) 875-5420